EXHIBIT 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

December 13, 2013

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

 Ladies and Gentlemen:

We are acting as counsel to Global Geophysical Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of 347,827 depositary shares (the “Depositary Shares”), each representing 1/1000th interest in a share of the Company’s 11.5% Series A Cumulative Preferred Stock, par value $0.01 per share, with a liquidation preference of $25,000.00 per share (the “Preferred Stock”), pursuant to the Registration Statement on Form S-3 (No. 333-192393) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company that became effective on December 3, 2013, including the base prospectus contained therein, the Preliminary Prospectus Supplement filed with the Commission on December 4, 2013 and the Final Prospectus Supplement, dated December 6, 2013, filed with the Commission by the Company on December 10, 2013 (collectively, the “Prospectus Supplement”), relating to the offering of the Depositary Shares. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we confirm that such Discussion, insofar as it concerns matters of law and legal conclusions, but not as to factual matters, constitutes our opinion as to the material U.S. federal income tax consequences of an investment in the Depositary Shares. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times (provided that no assumption of accuracy is made as to the matters on which we are explicitly opining) of (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) a certificate provided to us by a representative of the Company, and (iv) such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about December 13, 2013. We further consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/Baker Botts L.L.P.